EXHIBIT 99.1

Vanguard Announces New $545 Million Senior Secured Credit Facility; Replaces Previous Credit Facility

NASHVILLE, Tenn. – May 19, 2004 – Vanguard Health Systems, Inc. (the “Company” or “Vanguard”) today announced a new senior secured credit facility with a syndicate of lenders, with Banc of America Securities LLC and Citigroup Global Markets Inc. serving as joint lead arrangers and book runners. The new $545 million credit facility consists of a $245 million, five-year revolving credit facility and $300 million in seven-year term loans.  Proceeds from the new credit facility were used to repay the $183.1 million outstanding under the Company's previous credit facility, pay closing and other transaction related costs incurred in connection with the refinancing and provide funds for working capital, capital expenditures and general corporate purposes.  During the fourth quarter of fiscal year 2004, the Company expects to recognize an estimated $4.9 million of debt extinguishment costs, which represents $3.4 million for the write-off of capitalized, non-cash loan costs related to the previous credit facility and $1.5 million for prepayment fees related to the previous credit facility.

The new credit facility provides improved interest rates, increased capital expenditure capacity and more flexible debt covenants, among other benefits, as compared to the previous credit facility.  The interest rate of the term loans is currently based upon either: 1) LIBOR plus a margin of either 2.00% or 2.25%, or 2) a base rate plus a margin of either 1.00% or 1.25%.  The interest rate margin on the term loans is currently 200 basis points less than under the previous credit facility.  For the revolving credit facility, the applicable interest rate is based upon either: 1) LIBOR plus a margin ranging from 1.75% to 2.75%, or 2) a base rate plus a margin ranging from 0.75% to 1.75%.  This represents generally a decrease of 50 basis points as compared to the margin on the previous revolving credit facility.   The applicable interest rate margin for the term loans and the revolving credit facility vary depending on the Company’s leverage ratio, calculated using the most recent four fiscal quarters.

Charles N. Martin, Jr., Chairman and Chief Executive Officer said, "We are pleased to have closed on the new credit facility and appreciate the many institutions that participated and invested in Vanguard.  The expanded credit facility strengthens our ability to expand our facilities as well as invest in the growth of our clinical service offerings across our markets.”

Vanguard Health Systems, Inc. owns and operates 16 acute care hospitals and complementary facilities and services in Chicago, Illinois; Phoenix, Arizona; Orange County, California and San Antonio, Texas.  The Company’s strategy is to develop locally branded, comprehensive health care delivery networks in urban markets.  Vanguard will pursue acquisitions where there are opportunities to partner with leading delivery systems in new urban markets.  Upon acquiring a facility or network of facilities, Vanguard implements strategic and operational improvement initiatives including expanding services, strengthening relationships with physicians and managed care organizations, recruiting new physicians and upgrading information systems and other capital equipment.  These strategies improve quality and network coverage in a cost effective and accessible manner for the communities we serve.

This press release contains forward-looking statements within the meaning of the federal securities laws, which are intended to be covered by the safe harbors created thereby.  These forward-looking statements include all statements that are not historical statements of fact and those statements regarding the Company’s intent, belief or expectations.  Do not rely on any forward-looking statements as such statements are subject to numerous factors, risks and uncertainties that could cause the Company’s actual outcomes, results, performance or achievements to be materially different from those projected.  These factors, risks and uncertainties include, among others, the Company’s high degree of leverage; the Company’s ability to incur substantially more debt; operating and financial restrictions in the Company’s debt agreements; the Company’s ability to successfully implement its business strategies; the Company’s ability to successfully integrate its recent and any future acquisitions; the highly competitive nature of the health care business; governmental regulation of the industry including Medicare and Medicaid reimbursement levels; changes in Federal, state or local regulation affecting the health care industry; the possible enactment of Federal or state health care reform; the ability to attract and retain qualified management and personnel, including physicians and nurses; claims and legal actions relating to professional liabilities or other matters; changes in accounting practices; changes in general economic conditions; the Company’s exposure to the increased amounts of and collection risks associated with uninsured accounts and the co-pay and deductible portions of insured accounts; the impact of changes to the Company’s charity care and self-pay discounting policies; the ability to enter into managed care provider and other payer arrangements on acceptable terms; the efforts of insurers, managed care payers, employers and others to contain health care costs;  the availability and terms of capital to fund the expansion of the Company’s business; the timeliness of reimbursement payments received under government programs; the potential adverse impact of known and unknown government investigations; and those factors, risks and uncertainties detailed in the Company’s filings from time to time with the Securities and Exchange Commission, including, among others, the Company’s annual reports on Form 10-K and its quarterly reports on Form 10-Q.

Although the Company believes that the assumptions underlying the forward-looking statements contained in this press release are reasonable, any of these assumptions could prove to be inaccurate, and, therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate.  In light of the significant uncertainties inherent in the forward-looking statements included herein, you should not regard the inclusion of such information as a representation by the Company that its objectives and plans anticipated by the forward-looking statements will occur or be achieved, or if any of them do, what impact they will have on the Company’s results of operations and financial condition.  The Company undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT:      Vanguard Health Systems, Inc.
                        Aaron Broad, Director Investor Relations
                        (615) 665-6131